Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement is not an offer to sell or the solicitation of an offer to buy any securities and neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States or to any US persons. Securities may not be offered or sold in the United States absent registration or an exemption from registration, and the securities described herein will be sold in accordance with all applicable laws and regulations.

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ISSUE OF US$1,000,000,000 ZERO COUPON CONVERTIBLE BONDS DUE 2009
CONVERTIBLE INTO ORDINARY SHARES OF CHINA UNICOM LIMITED

Reference is made to the announcement issued by the Company dated 20 June 2006 in relation to the Bonds Issue.

The Board hereby announces that the completion of the Bonds Issue took place on 5 July 2006.

Reference is made to the announcement issued by China Unicom Limited (the “Company”) dated 20 June 2006 in relation to the Bonds Issue.

COMPLETION

As all the conditions under the Subscription Agreement to which completion of the Subscription Agreement and the Bonds Issue is subject were satisfied on 5 July 2006, the Board hereby announces that completion of the Subscription Agreement and the Bonds Issue has taken place.

TERMS USED IN THIS ANNOUNCEMENT

Bonds	the Zero Coupon Convertible Bonds due 2009 of an initial aggregate principal amount of US$1,000,000,000.
Bonds Issue	the subscription and issue of the Bonds with an initial aggregate principal amount of US$1,000,000,000.
Subscription Agreement

a conditional subscription agreement entered into between the Company and SK Telecom Co., Ltd. on 20 June 2006 in connection with the issue by the Company of the Bonds with an aggregate principal amount of US$1,000,000,000.

By Order of the Board of China Unicom Limited Chu Ka Yee Company Secretary

Hong Kong, 5 July 2006

As at the date of this announcement, the Board of the Company comprises:

Executive directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan
Non-executive director:	Lu Jianguo
Independent non-executive directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming